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Exhibit 4.2  James T. Kowalczyk's consulting agreement.

ENGAGEMENT AGREEMENT

THIS AGREEMENT is made this 26th day of September 2000 by and between CFI Mortgage, Inc. (hereinafter referred to as "Company") and James T. Kowalczyk, (hereinafter referred to as "Consultant").

WHEREAS, Company desires to retain Consultant and has offered to retain Consultant so that Consultant may render consultative and advisory services to Company upon the terms and conditions hereinafter set forth; and

WHEREAS, Consultant desires to accept such engagement, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties agree as follows:

1.  CONSULTANT SERVICES - DUTIES
Company hereby engages Consultant and Consultant hereby accepts such engagement from Company to serve as general advisor and consultant to executive management of Company on matters pertaining to the business of Company referred by Company to Consultant and to render such additional services as are relevant and pertinent thereto but only within the scope set forth below.

The parties agree that Consultant will render the following services:

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A. Assist Company and its executive management with general corporate development and financial planning.

B. Use its consultant, James T. Kowalczyk, to administer the foregoing activities; and

2.  BEST EFFORTS

Consultant shall devote it best efforts and such time, as Consultant deems appropriate to perform its duties hereunto so as to advance the interest of Company.

3.  TERM

The term of this engagement shall be for a minimum period of twelve (12) months from the date first above written and continue month to month thereafter until terminated by either party.

4.  COMPENSATION

A.  Minimum Monthly Retainer

Company shall pay to Consultant the sum of $10,000 dollars per month as retainer for Consultant's services (the "Monthly Retainer").

B.  Additional Consulting Fees

In addition to the Monthly Retainer, Consultant will be compensated on a pre-negotiated case-by-case basis for activities relating to acquisitions, capital raises, and the securing of additional credit facilities for the Company. Company agrees to pay said fee no later than 60 days after performance of the above has been completed.

5.  EXPENSES

In addition to the Minimum Monthly Retainer and fees set forth above, Company is responsible to pay Consultant's expenses incurred on Company's behalf, including but not limited travel. Consultant will bill Company for these expenses by the fifth day of every month. Any single expense in excess of $250.00 must have the prior approval of the Company. Company hereby agrees to reimburse Consultant within fifteen (15) days of receipt of said statement.

6.  TERMINATION

Either party following the initial six (6) month period may terminate this Agreement. Either party may terminate by notifying the other in writing at the address set forth below.

In the event either party shall elect to terminate this Agreement for any reason whatsoever, and, during the next immediate twelve (12) month period Company participates directly or indirectly in any transaction in which consultant initiated, consultant shall earn such fees as pre-negotiated with the Company. Consultant's right to, and Company's obligation of, payment under this paragraph shall survive the termination of this agreement.

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7.  NOTICES

All notices hereunto shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch of the United States Post Office enclosed in a registered or certified postage prepaid envelope, return receipt requested, addressed to the address of the respective parties as stated below, or to such address as such party may have fixed by notice as aforesaid:

If to Company:                       If to Consultant:

CFI Mortgage, Inc.                   James T. Kowalczyk
601 Cleveland Street, Suite 500      5 Country Club Drive
Clearwater, Florida 33755            Largo, FL  33771

8.  WAIVER

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunto at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

9.  SEVERABILITY

The invalidity or unenforceability of any term or provision, or any clause or portion thereof, of this Agreement, shall in no way impair or affect the validity or enforceability of any other provision of this Agreement, all of the same which shall remain in full force and effect in accordance with the terms hereof.

10.  ENTIRE AGREEMENT

This Agreement embodies the entire understanding between the parties of the matters of consultation and remuneration for same, any and all prior correspondence, conversations, or memoranda being merged herein and replaced hereby and being with effect hereon, and no change, alteration, or modification hereof may be made except in writing signed by both parties hereto.

11.  GOVERNING LAW

This agreement is entered into and intended to be performed in the State of Florida and shall be governed by the Laws of the State of Florida.

12.  ATTORNEY'S FEES

In the event of litigation arising out of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorney's fees and costs, including any fee incurred on appeal.

13.  NO WARRANTIES OR REPRESENTATIONS

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